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                                                                     Exhibit 2.3

                                                                  CONFORMED COPY
                                Dated 7 June 2004

                      MACQUARIE EUROPEAN INFRASTRUCTURE PLC

                                   (AS VENDOR)

                                       and

                       MACQUARIE INFRASTRUCTURE ASSETS LLC

                                 (AS PURCHASER)

                            SHARE PURCHASE AGREEMENT

   relating to the sale and purchase of all the shares in Macquarie Yorkshire
                                     Limited

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Agreement for the purchase of Shares

THIS AGREEMENT is made on 7 June 2004

BETWEEN:

(1) MACQUARIE EUROPEAN INFRASTRUCTURE PLC whose registered office is at Levels 29 and 30, City Point, 1 Ropemaker Street, London EC2Y 9HD (the "VENDOR" or "MEIP"); and

(2) MACQUARIE INFRASTRUCTURE ASSETS LLC a Delaware limited liability company whose principal executive office is at 600 Fifth Avenue, 21st floor, 10020, New York, USA (the "PURCHASER" or "MIAL").

WHEREAS:

(A) The Vendor wishes to sell the Shares and the Purchaser wishes to purchase the Shares (as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement.

(B) The Vendor wishes to transfer and the Purchaser wishes to assume certain rights and obligations of the Vendor associated with the ownership of the Shares pursuant to the Completion Documents (as defined in this Agreement).

IT IS AGREED as follows:

1        INTERPRETATION

         In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

         1.1      DEFINITIONS

                  "ACCOUNTS" means the consolidated unaudited accounts of Connect Holdings as at the Accounts Date;

                  "AUDITED ACCOUNTS" means the consolidated audited accounts of Connect Holdings as at 31 March 2003;

                  "ACCOUNTS DATE" means 31 March 2004;

                  "AFFILIATE" means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

                  "AGREED TERMS" means, in relation to any document, such document in the terms agreed between the Vendor and the Purchaser and signed for the purposes of identification by the Vendor's Solicitors and the Purchaser's Solicitors;

                  "ARIA" means the intercreditor agreement dated 26 March 1996 as amended and restated on 20 October 1997 and further amended and restated on 4 September 2001 and now between Connect, Connect Holdings, MYL, MIUK, ABN Amro Bank NV, European Investment Bank, European Investment Fund, BB and certain other financial institutions;

                  "AUDITED ACCOUNTS DATE" means 31 March 2003;

                  "BB" means Balfour Beatty PLC whose registered office is at 130 Wilton Road, London SW1V 1LQ;

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                  "BUSINESS DAY" means a day on which banks are open for
                  business in London and New York city (excluding Saturdays, Sundays and public holidays);

                  "CBFA" means the commercial bank facility agreement dated 26 March 1996 as amended and restated on 20 October 1997 and further amended and restated on 4 September 2001 and now between Connect and ABN Amro Bank NV;

                  "COMMERCIAL SUBORDINATED LOAN AGREEMENT" means the commercial subordinated loan agreement dated 26 March 1996 as amended and restated on 20 October 1997 and further amended and restated on 4 September 2001 and now between Connect, MYL and BB;

                  "COMPANY" or "MYL" means Macquarie Yorkshire Limited details of which are contained in Schedule 1;

                  "COMPLETION" means the completion of the sale and purchase of the Shares pursuant to Clause 7;

                  "COMPLETION DATE" means the date of Completion;

                  "COMPLETION DOCUMENTS" means the documents in the agreed terms listed in Part C of Schedule 5;

                  "CONDITIONS PRECEDENT" means each of the matters listed in
                  Schedule 2;

                  "CONNECT" means Connect M1-A1 Limited (formerly Yorkshire Link Limited) whose registered office is at 7th Floor Saddlers House, Gutter Lane, London EC2V 6HS (registered number 2999303);

                  "CONNECT DOCUMENTS" means the Project Documents as defined in the CBFA and the Finance Documents as defined in the ARIA.

                  "CONNECT HOLDINGS" means Connect M1-A1 Holdings Limited (formerly Yorkshire Link (Holdings) Limited) whose registered office is at 7th Floor Saddlers House, Gutter Lane, London EC2V 6HS (registered number 3059235);

                  "CONNECT LOAN" has the meaning given to it in Clause 3.5.1(i);

                  "DBFO CONTRACT" means the contract dated 26 March 1996 between the Secretary of State and Connect;

                  "DEBENTURE" means the debenture dated 26 March 1996 given by Connect in favour of ABN Amro Bank NV (replacing Lloyds Bank plc as Security Trustee pursuant to a Security Trustee Accession Memorandum dated 4 September 2001);

                  "DEBT REPAYMENT" has the meaning given to it in Clause 4.1;

                  "DISCLOSED INFORMATION" means the documentation and information relating to the MYL Group made available to the Purchaser by the Vendor in the online data room, an index of the contents of which is annexed to this Agreement at Schedule 7;

                  "EIB FACILITY AGREEMENT" means the EIB facility agreement dated 26 March 1996 as amended and restated on 20 October 1997 and further amended and restated on 4 September 2001 between Connect and the European Investment Bank;

                  "EIF FACILITY AGREEMENT" means the EIF Senior Guarantee Facility Agreement between the European Investment Fund and Yorkshire Link Limited dated 26 March 1996, and amended and restated on 4 September 2001;

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                  "ENCUMBRANCE" means any claim, charge (fixed or floating), mortgage, pledge, security, lien, option, right to acquire, equity, power of sale, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind and any agreement to create any of the foregoing;

                  "FINANCE DOCUMENTS" means the Finance Documents (as defined in the Intercreditor Agreement) and the Loan;

                  "GROUP RELIEF" means any Relief of the Vendor or any Affiliate of the Vendor other than an MYL Group Company (a) that is (or the benefit of which is) capable of being transferred, assigned or surrendered by any means to (or for the benefit of) the Company; or (b) that is capable of being utilised or set-off against any liability for Tax or against income, profits or gains of the Company and a "surrender" of Group Relief shall mean a transfer, assignment or surrender of such Relief and shall include any action taken to allow the Company to utilise or set-off such relief against the Company's liability for Tax or its income, profits or gains;

                  "INITIAL CONSIDERATION" means (pound)16,700,067;

                  "INTERCREDITOR AGREEMENT" means the intercreditor agreement between Connect, Connect Holdings, ABN Amro Bank N.V. (as intercreditor agent, security trustee, senior banks facility agent and senior issuing bank) and others dated 26 March 1996 as amended and restated on 20 October 1997 and 4 September 2001;

                  "INTELLECTUAL PROPERTY RIGHTS" means all rights in, patents, designs, trade and service marks, copyright, database rights, domain names and all other similar or equivalent rights anywhere in the world, whether registered or unregistered and including applications for registration of the same;

                  "IPO" means an initial public offering of the Trust;

                  "LOAN" means the outstanding intra-group loan owed by the Company to the Vendor, which currently stands at (pound)26,599,933;

                  "MIUK" means Macquarie Infrastructure (UK) Limited whose registered office is at Level 29 and 30, City Point, 1 Ropemaker Street, London EC2Y 9HD;

                  "MYL ACCOUNTS" means the unaudited accounts of MYL as at the Accounts Date;

                  "MYL GROUP COMPANIES" or "MYL GROUP" means any of or all of Connect, Connect Holdings and MYL, as the context requires and "MYL GROUP COMPANY" shall be construed accordingly;

                  "NEW PARENT COMPANY GUARANTEE" means the parent company guarantee from MIAL to BB in respect of, inter alia:

                  (a) the respective obligations of MYL and Macquarie Yorkshire LLC under the Shareholders' Agreement; and

                  (b)      the obligations of MYL under the Secondment
                           Agreement;

                  "PARENT COMPANY GUARANTEE" means the guarantee from MEIP to BB dated 26 March 1996 as amended and restated on 30 April 2003 which is to be replaced by the New Parent Company Guarantee;

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                  "PROJECT" means the operation and maintenance of the M1/A1
                  Link Road;

                  "PROJECT DOCUMENTS" has the meaning given thereto in the DBFO Contract;

                  "PROJECT FACILITIES" has the meaning given thereto in the DBFO Contract;

                  "PURCHASER'S CONDITIONS PRECEDENT" means each Condition Precedent set out in Part B of Schedule 2;

                  "PURCHASER'S GROUP" means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;

                  "PURCHASER'S SOLICITORS" means Shearman & Sterling LLP of 599 Lexington Avenue, New York, NY 10022-6069, USA;

                  "PURCHASER'S WARRANTIES" means the warranties and representations set out in Part B of Schedule 3;

                  "RELIEF" means any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation;

                  "RELATED PARTY" means any Affiliate, shareholder, partner or joint venturer of MIAL;

                  "RELEVANT DATE" means 31 March 2005;

                  "RETAINED GROUP" means, in relation to the Vendor, the Vendor, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Vendor and all other subsidiaries or subsidiary undertakings of any such holding company (but excluding in each case members of the MYL Group);

                  "SECONDMENT AGREEMENT" means the secondment agreement dated 26 March 1996 as amended and restated on 30 April 2003 and now between Connect, MIUK and BB;

                  "SECONDMENT AGREEMENT NOVATION" means a novation of the Secondment Agreement between BB, MIUK, Connect, MYL and MIAL in the agreed terms;

                  "SECRETARY OF STATE" means the Secretary of State for
                  Transport;

                  "SEPTEMBER DISTRIBUTION AMOUNT " means:

                  (a) if a distribution is made by MYL to the Vendor on or about 30 September 2004, (pound)1,753,000, being the projected aggregate cash distribution (including interest payment, dividend payment, director fees or any other cash distribution) to be made on or about 30 September 2004 by Connect and Connect Holdings to the Company; or

                  (b) if no distribution is made by MYL to the Vendor on or about 30 September 2004,(pound)0;

                  "SHARE MORTGAGE" means the share mortgage dated 26 March 1996 between ABN Amro Bank NV and Connect Holdings;

                  "SHAREHOLDERS' AGREEMENT" means the shareholders' agreement dated 26 March 1996 as amended and restated on 30 April 2003 and now between Connect, Connect Holdings, MYL, MEIP and BB;

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                  "SHAREHOLDERS' AGREEMENT NOVATION" means a novation of the
                  Shareholders' Agreement between inter alia the Purchaser, MYL, Connect Holdings, Connect, MEIP and BB in the agreed terms;

                  "SHARES" means the 5,000,000 ordinary shares owned by the Vendor in the Company;

                  "TCGA" means the UK Taxation of Chargeable Gains Act 1992;

                  "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or delay in paying any of the same) and "TAXATION" shall be construed accordingly;

                  "TAX AUTHORITY" means any authority, body, agency or official having or purporting to have power or authority in relation to Tax;

                  "TAXES ACT" shall mean the UK Income and Corporation Taxes Act 1988;

                  "TAX DISCLOSURE LETTER" means the letter of even date with this Agreement written by the Vendor to the Purchaser and delivered to the Purchaser's Solicitors before the execution of this Agreement disclosing information constituting exceptions to the Tax Warranties;

                  "TAX RETURN" means any return, notice, computation or document in relation to Tax;

                  "TAX WARRANTIES" means the warranties and representations set out in paragraph 1.22 of Part A of Schedule 3 and "TAX WARRANTY" shall be construed accordingly;

                  "TRANSACTION DOCUMENTS" means this Agreement, the Shareholders' Agreement Novation, the Secondment Agreement Novation, the New Parent Company Guarantee and the Tax Disclosure Letter;

                  "TRUST" means the Macquarie Infrastructure Assets Trust, the ultimate parent of the Purchaser;

                  "VATA" means the UK Value Added Tax Act 1994;

                  "VAT" means Tax chargeable under VATA;

                  "VENDOR CONDITIONS PRECEDENT" means each Condition Precedent set out in Part A of Schedule 2;

                  "VENDOR'S ACCOUNT" means account number 50093513, sort code 20 00 00, SWIFT: BARC GB 22, at Barclays Bank PLC, 54 Lombard Street, London, EC3P 3AH in the name of the Vendor;

                  "VENDOR CONSENTS" means those consents listed in Part A of
                  Schedule 2;

                  "VENDOR'S SOLICITORS" means Linklaters of One Silk Street, London EC2Y 8HQ;

                  "VENDOR'S WARRANTIES" means the warranties and representations set out in Part A of Schedule 3; and

                  "WARRANTIES" means the Vendor's Warranties and the Purchaser's Warranties and

                  "WARRANTY" shall be construed accordingly.

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         1.2      SUBORDINATE LEGISLATION

                  References to a statutory provision include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement.

         1.3      MODIFICATION ETC. OF STATUTES

                  References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced except to the extent that any statute or statutory provision made or enacted after the date of this Agreement would create or increase a liability of the Vendor or the Purchaser under this Agreement.

         1.4      CLAUSES, SCHEDULES ETC.

                  References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement. References to paragraphs are to paragraphs of the Schedules.

         1.5      AMENDMENTS TO DOCUMENTS

                  References to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented from time to time.

         1.6      HEADINGS

                  Headings shall be ignored in construing this Agreement.

         1.7      SUBSIDIARIES, HOLDING COMPANIES

                  The expressions "subsidiary" and "holding company" shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985.

         1.8      WARRANTIES

                  Where any statement in the Transaction Documents is qualified by the expression "so far as the Vendor is aware" or "to the best of the Vendor's knowledge, information and belief" or any similar expression, that expression or statement shall be deemed to be made on the basis of all matters of which any director of the Vendor has actual knowledge or ought reasonably to have actual knowledge having made all reasonable enquiries of each of the following Annabelle Penney Helps, Alexander William Campbell, David Harrison, Sean Gerard MacDonald, Peter Antolik, Nigel Marshall and Andrew Baldwin in each case as at the date of this Agreement.

         1.9 References to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality).

         1.10 The singular includes the plural and vice versa and references to one gender include all genders.

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2        AGREEMENT TO SELL THE SHARES

         2.1      SALE OF SHARES

                  2.1.1 The Vendor agrees to sell with full title guarantee and the Purchaser agrees to purchase the Shares together with all rights and advantages now or in the future attaching to the Shares.

                  2.1.2 The Vendor acknowledges that the Purchaser enters into this Agreement in reliance on the representations, warranties and undertakings on the part of the Vendor set out in this Agreement.

                  2.1.3 The Vendor shall sell to the Purchaser the Shares free from any Encumbrance.

                  2.1.4 The Vendor shall procure that on or prior to Completion any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

         2.2      COMPLETION DOCUMENTS

                  The Vendor wishes to transfer and the Purchaser wishes to assume certain rights and obligations of the Vendor associated with its ownership of the Shares pursuant to the Completion Documents. Each of the Purchaser and the Vendor agrees to execute, or procure that any MYL Group Company executes, any Completion Document to which it is expressed to be a party in accordance with Part C of Schedule 5.

3        CONSIDERATION

         3.1 The total consideration for the sale of the Shares shall be the payment by the Purchaser of the Initial Consideration which:

                  3.1.1 if Completion occurs after 30 September 2004, shall be increased by (pound)9,553 for each day after 30 September 2004 Completion occurs; and

                  3.1.2 if Completion takes place before 30 September 2004, shall be reduced by (pound)9,750 for each day before 30 September 2004 Completion occurs,

                           (the "COMPLETION AMOUNT").

         3.2 Subject to Clause 3.3 below and paragraph 12 of Schedule 4, the Vendor hereby agrees to pay to the Purchaser from time to time by way of adjustment to the consideration an amount equal to any Tax liability of the Company that arises in, or is properly attributable to, a period or part period that ends on or before the Completion Date other than any Tax liability of the Company that arises in the ordinary course of business of the Company between the Accounts Date and the Completion Date. For the avoidance of doubt, deemed income, profits or gains shall not be treated as arising in the ordinary course of business.

         3.3      If the Vendors become liable to make any payment under Clause
                  3.2 above, the Vendors may at their option and wholly or partly instead of making a payment under Clause 3.2 surrender any Group Relief to the Company in order to eliminate or reduce the Taxation liability which would otherwise give rise to an adjustment under Clause 3.2 above. The Purchaser shall procure that the Company shall take without

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                  delay (and in any event within any applicable statutory time limit) all such steps as may reasonably be required by the Vendors to effect the surrender of Group Relief.

         3.4

                  3.4.1 Without prejudice to the provisions of Clause 3.2 above, but subject to Clauses 3.4.2 to 3.4.6 below, the Vendor hereby agrees to pay to the Purchaser, as soon as reasonably practicable following the Settlement (as defined in Clause 3.4.2 below), by way of adjustment to the consideration, an amount equal to fifty per cent (50%) of:

                           (i) the Tax liability Connect has incurred in all accounting periods or part periods commencing on or after 5 September 2001; and

                           (ii) the net present value of the aggregate Tax liability that Connect can reasonably be expected to incur in all accounting periods or part periods ending on or before March 31, 2028 save insofar as taken into account in (i) above (such expected Tax liability to be calculated using the financial model referred to at paragraph 7.08 in the Disclosed Information);

                                    to the extent that such Tax liability is attributable (or is reasonably expected to be attributable based on the assumptions used in the financial model referred to at paragraph 7.08 in the Disclosed Information) to a disallowance of a deduction for any interest expense incurred on an amount of up to (pound)50,768,000 of borrowings under the CBFA that were used to fund loans and distributions made to shareholders of Connect or Connect Holdings between September 2001 and Completion (the amount payable under this Clause being the "AGREED AMOUNT").

                  3.4.2 If and in the event Connect reaches a settlement with the Inland Revenue (a "SETTLEMENT") as to the amount of interest expense incurred by Connect in respect of borrowings under the CBFA that is or will be disallowed as a deduction in calculating Connect's corporation tax liability, the amount of the interest expense so disallowed shall be taken into account, for the purposes of Clause 3.4.1 above, in determining the aggregate Tax liability that Connect can reasonably be expected to incur in all accounting periods or part periods ending on or before March 31, 2028.

                  3.4.3 The Purchaser shall provide the Vendor with notice as soon as reasonably practicable after the Purchaser becomes aware of any challenge by the Inland Revenue to the deductibility of any interest expense incurred by Connect in respect of borrowings under the CBFA. At all times prior to any Settlement the Purchaser shall provide the Vendor with all copies of correspondence with the Inland Revenue (including any Tax Return filed or due to be filed) that the Purchaser receives in relation to deductibility of such interest expense and the Purchasers shall (at the Vendor's expense) take all commercially reasonable efforts to cause Connect to take such steps as may be reasonably requested by the Vendor to procure that Connect resist any such challenge to the deductibility of interest in respect of borrowings under the CBFA, provided that nothing in this clause shall prevent Connect from entering into any Settlement for prior and future periods if the Purchaser and Balfour Beatty plc, together with Connect,

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                           consider that the terms of the Settlement are
                           reasonable in the circumstances.

                  3.4.4 On or prior to the Settlement the Purchaser shall take all such steps, and shall take reasonable efforts to procure that Connect shall take all such steps, as may be reasonably practicable (without incurring any undue cost or burden) to minimise any liability that the Vendor may have to the Purchaser under Clause 3.4.1. The steps taken by the Purchaser or Connect pursuant to this Clause 3.4.4 shall be taken into account, for the purposes of Clause 3.4.1 above, in determining the aggregate Tax liability that Connect can reasonably be expected to incur in all accounting periods or part periods ending on or before March 31, 2028 that is attributable to a disallowance of a deduction for any interest expense incurred in respect of borrowings under the CBFA;

                  3.4.5 The Vendor shall have no obligation to the Purchaser under Clause 3.4.1 to the extent that the liability arises or is materially increased as a result of an event occurring after Completion other than for those events that could reasonably be anticipated as being the direct or indirect consequence of the Inland Revenue seeking to disallow a deduction for the interest expense incurred on those borrowings under the CBFA that were used to fund loans and distributions made to shareholders of Connect between September 2001 and Completion.

                  3.4.6 If the Vendor has paid the Agreed Amount and receipt of such sum, as the Agreed Amount, is acknowledged, in writing, by the Purchaser then the Purchaser and Vendor shall be released from any further obligations under this Clause 3.4 and no further amounts will become payable (or repayable) under this Clause 3.4.

         3.5

                  3.5.1 Without prejudice to the provisions of Clause 3.2 above, but subject to Clause 3.5.2 to 3.5.6 below, the Vendor hereby agrees to pay to the Purchaser, as soon as reasonably practicable following the Settlement (as defined in Clause 3.5.2 below), by way of adjustment to the consideration, an amount equal to

                           (i) any Tax liability the Company has incurred in accounting periods or part periods commencing on or after 5 September 2001 and ending on or before Completion to the extent such Tax liability is attributable to the disallowance of a deduction for any imputed interest expense incurred on loans or advances made to the Company by Connect between September 2001 and Completion (the "CONNECT LOAN"); and

                           (ii) the net present value (calculated using the discount rate equivalent to 8.66 per cent.) of thirty per cent (30%) of any imputed or actual interest expenses that the Company can reasonably be expected to incur (based on the assumptions used in the financial model referred to at paragraph 7.08 of the Disclosed Information) in all accounting periods or part periods commencing on or after Completion and ending on or before March 31, 2028 on the

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                                    Connect Loan to the extent that is
                                    reasonably expected that a deduction for such interest will be disallowed for Tax purposes;

                           the amount payable under this Clause 3.5.1 being the "AGREED AMOUNT".

                  3.5.2 If and in the event that the Company reaches a settlement with the Inland Revenue (a "COMPANY SETTLEMENT") as to the amount of imputed or actual interest expense incurred on the Connect Loan that is or will be disallowed as a deduction for Tax purposes, the amount of the interest expense so disallowed shall be taken into account, for the purposes of Clause 3.5.1 above, in making the net present value determination described in Clause 3.5.1 above.

                  3.5.3 The Purchaser shall provide the Vendor with notice as soon as reasonably practicable after the Purchaser becomes aware of any challenge by the Inland Revenue to the deductibility of any actual or imputed interest expense incurred by the Company in respect of the Connect Loan. At all times prior to any Company Settlement the Purchaser shall provide the Vendor with all copies of correspondence with the Inland Revenue (including any Tax Return filed or due to be filed) that the Purchaser or the Company receives in relation to deductibility of such interest expense and the Purchaser shall (at the Vendor's expense) cause the Company to take such steps as may be reasonably requested by the Vendor to procure that the Company resist any such challenge to the deductibility of actual or imputed interest in respect of the Connect Loan, provided that nothing in this clause shall prevent the Company from entering into any Company Settlement for prior and future periods that is reasonable in the circumstances.

                  3.5.4 On or prior to the Company Settlement the Purchaser shall procure that the Company shall take all such steps, as may be reasonably practicable (without incurring any undue cost or burden) to minimise any liability that the Vendor may have to the Purchaser under Clause 3.5.1. The steps taken by the Purchaser or the Company pursuant to this Clause 3.5.4 shall be taken into account, for the purposes of Clause 3.5.1 above, in making the net present value determination described in Clause 3.5.1 above;

                  3.5.5 The Vendor shall have no obligation to the Purchaser under Clause 3.5.1 to the extent that the liability arises or is materially increased as a result of an event occurring after Completion other than for those events that could reasonably be anticipated as being the direct or indirect consequence of the Inland Revenue seeking to disallow a deduction for the actual or imputed interest expense on the Connect Loan.

                  3.5.6    If the Vendor has paid the Agreed Amount under Clause
                           3.5.1 and receipt of such sum, as the Agreed Amount, is acknowledged, in writing, by the Purchaser then the Purchaser and Vendor shall be released from any further obligations under this Clause 3.5 and no further amounts will become payable (or repayable) under this Clause 3.5.

                  3.5.7 For the avoidance of doubt, the Vendor shall not be liable under Clause 3.5.1 solely by virtue of the application of the provisions of Schedule 28AA Taxes Act to the Connect Loan (but without prejudice to the application of

                           Clause 3.5.1 if interest treated as being paid by the Company under Schedule 28AA Taxes Act is disallowed by reason of paragraph 13 of Schedule 9 Finance Act 1996 or for any other reason).

4        DEBT REPAYMENT

         4.1 Notwithstanding anything contained in this Agreement, at Completion the Purchaser will procure that the Company pays to the Vendor the sum of (pound)26,599,933 less the September Distribution Amount (the "DEBT REPAYMENT") in satisfaction of all debts outstanding between the Company and the Vendor.

         4.2 If the Debt Repayment is not received by the Vendor at Completion the Purchaser shall pay the Vendor a sum equal to the Debt Repayment and the parties agree that such payment shall be treated as payment in full and final satisfaction of all debts outstanding between the Company and the Vendor.

         4.3 If, pursuant to Schedule 28AA of the Taxes Act (including any amendment thereto as proposed by Chapter 2 of the Finance Bill 2004 (Version ordered, by the House of Commons, to be printed 23 March 2004)), the Vendor derives any taxable income in respect of any imputed interest that arises in respect of the Loan, the Purchaser shall procure that MYL shall, for no consideration, and to the extent permitted by law, take reasonable efforts to surrender to the Vendor, or any of the Vendor's subsidiaries if so directed by the Vendor, any Group Relief that arises out of a corresponding deduction in MYL in respect of such imputed interest for the corresponding period or periods, such Group Relief not to exceed the amount of taxable income attributable to such imputed interest and provided that MYL shall not be liable for the inability of the Vendor or its subsidiaries to utilise any such Group Relief.

5        CONDITIONS

         5.1      CONDITIONS PRECEDENT

                  The obligation to sell and purchase the Shares contained in Clause 2.1 is conditional upon (and accordingly beneficial ownership in the Shares will not pass until) satisfaction or waiver (in accordance with Clause 5.4) of the Conditions Precedent or their satisfaction subject only to Completion of this Agreement.

         5.2      RESPONSIBILITY FOR SATISFACTION

                  5.2.1 Each of the Vendor and Purchaser shall use reasonable endeavours to ensure the satisfaction of the Conditions Precedent as soon as practicable and in any event by the Relevant Date.

                  5.2.2 Without prejudice to Clause 5.2.1, the Vendor and the Purchaser agree that, prior to Completion, all requests and enquiries from the Secretary of State or any other governmental agency, court or body, any lender, agent or security trustee under any relevant financing or any party to the Shareholders' Agreement shall be dealt with by the Vendor following due consultation with the Purchaser and the Vendor shall ensure that all such requests and enquiries are promptly notified to the Purchaser.

                  5.2.3 The Vendor and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such governmental agency, court or body, any lender, agent or security trustee under any relevant financing or any party to the Shareholders' Agreement upon being requested to do so by the other.

                  5.2.4 The Secretary of State shall not be requested to provide its consent pursuant to paragraph 1 of Part A of Schedule 2 until the Conditions Precedent which do not require the consent of the Secretary of State (listed in paragraphs 2 to 5 of Part A of Schedule 2) have been satisfied, unless the parties determine otherwise.

         5.3      VENDOR NOTICE

                  5.3.1 The Vendor shall give a notice confirming receipt of all Vendor Consents listed in Part A of Schedule 2 and attaching a copy of each such Vendor Consent to the Purchaser (the "VENDOR CONSENT NOTICE") within two Business Days of becoming aware of the same.

                  5.3.2 The Purchaser shall confirm by notice in writing to the Vendor that it is satisfied with the form of the Vendor Consents provided pursuant to Clause 5.3.1 above (the "PURCHASER NOTICE") within two Business Days of receipt of the Vendor Consent Notice.

         5.4      WAIVER

                  The Purchaser may at any time waive in whole or in part and conditionally or unconditionally any Purchaser's Condition Precedent by giving notice to the Vendor.

         5.5      NON-SATISFACTION

                  If any Condition Precedent is not satisfied or waived on or before the Relevant Date or such later period of time as the Purchaser and the Vendor may agree in writing, then, save as otherwise expressly provided, this Agreement shall terminate and no party shall have any claim against the other party under it. The provisions of Clauses 1, 10.1, 10.3, 11.1, 11.2, 11.3, 11.4, 11.8, 11.9, 11.10 and 11.13 shall survive any termination of this Agreement and the rights and liabilities of the parties which have accrued before termination or in relation to these Clauses shall survive termination.

6        ACTION PENDING COMPLETION

         6.1      AMENDMENTS

                  Until the earlier of Completion and the termination of this Agreement in accordance with Clause 5.5 or Clause 9.5, the Vendor shall not agree to any amendment, modification or waiver, or grant any consent in respect of, any Connect Documents (except to the extent required to comply with its obligations under this Agreement) without the consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

         6.2      ACCESS

                  Pending Completion, the Vendor (subject to being able to obtain the consent of any relevant third party) shall:

                  6.2.1 procure that the Purchaser, its agents and representatives are given reasonable access to the properties and to the books and records of any member of the MYL Group;

                  6.2.2 provide to the Purchaser, its agents and representatives information regarding the businesses and affairs of any member of the MYL Group as the Purchaser may reasonably request; and

                  6.2.3 cooperate with the Purchaser and shall use its commercially reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law and regulation as the Purchaser may reasonably request the Vendor to take or do in connection with the IPO.

         6.3      CONDUCT OF BUSINESS

                  Pending Completion, save in so far as agreed in writing by the Purchaser, the Vendor shall exercise its voting rights in MYL, and procure (to the extent it is legally able to do so) that the directors it has nominated to the board of MYL vote in a manner consistent with the MYL Group Companies only carrying on business in the ordinary course in compliance with their obligations under the Project Documents and the Finance Documents.

         6.4      RESTRICTIONS ON THE VENDOR

                  Pending Completion, the Vendor:

                  (i) shall exercise its voting rights in MYL so that MYL shall not, and

                  (ii) shall procure (to the extent it is legally able to do so) that the directors it has nominated to the board of MYL vote such that the MYL Group Companies shall not,

                  (except as may be required to give effect to and comply with this Agreement) without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

                  6.4.1 incur any additional borrowings or incur any other indebtedness otherwise than in the ordinary course of business; or

                  6.4.2 acquire or agree to acquire or dispose of or agree to dispose of any material asset or material stocks or any assets or stock, involving consideration, expenditure or liabilities in excess of (pound)500,000; or

                  6.4.3 enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of the assets or undertaking of any MYL Group Company; or

                  6.4.4 create, allot, issue, sell, redeem or repurchase or agree to create, allot, issue, sell, redeem or repurchase any share or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) or make any pre-payments or voluntary redemptions of any Connect third party loans; or

                  6.4.5 acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture; or

                  6.4.6 make any material change to the accounting practices or policies of any MYL Group Company or amend the constitutional documents (other than a change of name of Connect Holdings or Connect) of any MYL Group Company other than pursuant to this Agreement; or

                  6.4.7    make any loan; or

                  6.4.8 enter into or amend any contract with a value or potential liability to any MYL Group Company of greater than (pound)50,000; or

                  6.4.9 fail to file any Tax Returns or pay any Taxes on or before the due date for filing or payment thereof; or

                  6.4.10 declare, make or pay any dividend or other distribution from MYL to the Vendor other than:

                           (i) the payment of a distribution by MYL to the Vendor on or around 30 September 2004;

                           (ii)     the monthly payment of directors' fees; and

                           (iii)    the payment of interest on the Loan,

                           for the avoidance of doubt, the Vendor shall only be entitled to procure the making or payment of any dividend or distribution or interest payment pursuant to (i) or (iii) above, if Completion has not taken place on or prior to 30 September 2004.

         6.5      US ELECTION

                  Upon request by the Purchaser, the Vendor shall on or after the Completion Date file an election under U.S. Treasury Regulations Section 301.7701-3 with respect to the Company (the "ELECTION") such Election to have an effective date prior to the Completion Date (provided that the Vendor has received the request from the Purchaser within 25 days of the Completion Date) and, upon receipt of such request, the Vendor shall sign such forms and do all such acts as are necessary or appropriate to make such Election within a reasonable time.

7        COMPLETION

         7.1      DATE AND PLACE

                  Subject to Clause 5 and receipt by the Vendor of the Purchaser Notice pursuant to Clause 5.3.2, Completion shall take place at the offices of the Vendor's Solicitors within two weeks of the date of satisfaction of all the Conditions Precedent.

         7.2      COMPLETION OBLIGATIONS

                  7.2.1 At Completion the Vendor shall provide to the Purchaser copies of each Vendor Consent listed in Part A of Schedule 2.

                  7.2.2 The Vendor shall procure that the obligations listed in Part A and (to the extent within its power) Part C of Schedule 5 are fulfilled.

                  7.2.3 The Purchaser shall procure that the obligations listed in Part B and (to the extent within its power) Part C of Schedule 5 are fulfilled.

                  7.2.4 Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of the Shares pursuant to this Agreement unless the Vendor and the Purchaser comply fully with its obligations under Clause 7.2.2 and Clause 7.2.3 respectively and
                           Schedule 5.

         7.3      PAYMENTS AT COMPLETION

                  At Completion:

                  7.3.1 the Purchaser shall pay the Completion Amount to the Vendor; and

                  7.3.2 the Purchaser shall procure that the Debt Repayment shall be repaid in accordance with Clause 4,

                  free of any deduction or withholding for or on account of any Tax, bank charges and commissions in immediately available funds into the Vendor's Account or such account as the Vendor may direct.

8        OBLIGATIONS AFTER COMPLETION

         Without delay after Completion, the Purchaser shall procure that the Company complies with the requirements of Schedule 6.

9        WARRANTIES

         9.1      VENDOR'S WARRANTIES

                  The Vendor represents and warrants to the Purchaser that each of the Vendor's Warranties is true and accurate in all respects and not misleading in any respect at the date of this Agreement in each case subject only to:

                  9.1.1 with respect to the Warranties contained in paragraphs 1.1 to 1.21 of Part A of Schedule 3 any matter which is fully and fairly disclosed in the Disclosed Information;

                  9.1.2 with respect to the Tax Warranties any matter which is fully and fairly disclosed in the Tax Disclosure Letter; and

                  9.1.3 any matter expressly provided for under the terms of this Agreement.

         9.2 The Vendor accepts that the Purchaser is entering into this Agreement in reliance upon each of the Warranties.

         9.3 In accordance with Clause 11.3, the rights or benefits of or under the Warranties may be assigned (together with any cause of action arising in connection with any Warranty or covenant) by the Purchaser to any of the Purchaser's Affiliates.

         9.4      The provisions of Schedule 4 shall apply.

         9.5      If prior to Completion:

                  9.5.1 it shall be found that any of the Vendor's Warranties was, when given, or will be or would be at Completion untrue or misleading in any material respect so as to have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the MYL Group, taken as a whole, whether or not arising in the ordinary course of business, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by notice in writing to the Vendor to terminate this

                           Agreement (other than Clauses 1, 10.1, 10.3, 11.1, 11.2, 11.3, 11.4, 11.8, 11.9, 11.10 and 11.13) but
                           failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser arising out of any breach of Warranty; or

                  9.5.2 any event shall occur which has or is likely to have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the MYL Group taken as a whole (whether or not arising in the ordinary course of business) not being an event affecting or likely to affect generally all companies carrying on similar business in the United Kingdom, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement (other than Clauses 1, 10.1, 10.3, 11.1, 11.2, 11.3, 11.4, 11.8, 11.9, 11.10 and
                           11.13) but the occurrence of such event shall not give rise to any right to damages or compensation; or

                  9.5.3 the Vendor is in material breach of any material obligation on its part under this Agreement and, where that breach is capable of remedy, it is not remedied to the Purchaser's satisfaction, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by notice in writing to the Vendor to terminate this Agreement (other than Clauses 1, 10.1, 10.3, 11.1, 11.2, 11.3, 11.4, 11.8, 11.9, 11.10 and 11.13 but
                           failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser arising out of any such material beach.

                           For the avoidance of doubt any breach by the Vendor of any undertaking contained in Clause 5.2 shall be deemed a material breach of material obligation under this Agreement.

         9.6      NOTIFICATION OF BREACH OF WARRANTY

                  The Vendor undertakes to disclose in writing to the Purchaser anything which is or may constitute (i) a breach of or be inconsistent with any of the Warranties or (ii) a material breach of the undertakings or other obligations on the part of the Vendor under this Agreement immediately it comes to the notice of the Vendor both before, at the time of and after Completion.

         9.7      THE PURCHASER'S WARRANTIES

                  The Purchaser represents and warrants to the Vendor that each of the warranties set out in Part B of Schedule 3 is true and accurate in all respects and not misleading in any respect at the date of this Agreement.

         9.8      SEPARATION OF WARRANTIES, EFFECT OF COMPLETION

                  9.8.1 Each of the Vendor's Warranties and the Purchaser's Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted as to its meaning by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

                  9.8.2 The Vendor's Warranties and the Purchaser's Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever except by a specific and duly authorised written waiver or release by the relevant party.

10       ENTIRE AGREEMENT AND REMEDIES

         10.1     ENTIRE AGREEMENT

                  This Agreement sets out the entire agreement between the parties to this Agreement in respect of the transactions contemplated by this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

         10.2     ACKNOWLEDGEMENT

                  The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

         10.3     REMEDIES

                  So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any warranty, representation or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

         10.4     REASONABLENESS OF THIS CLAUSE

                  Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 10, and agrees, having considered the terms of this Clause 10 and the Agreement as a whole, that the provisions of this Clause 10 are fair and reasonable.

11       OTHER PROVISIONS

         11.1     ANNOUNCEMENTS

                  No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Vendor or the Purchaser without the prior written approval of, in the case of the Purchaser, the Vendor or, in the case of the Vendor, the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange but the party with an obligation to make such an announcement or issue such a circular shall consult with the other insofar as is reasonably practicable before complying with such an obligation and the other party shall act reasonably during such any such consultation process.

         11.2     CONFIDENTIALITY

                  11.2.1 Subject to Clause 11.1 and Clause 11.2.3, the Vendor undertakes to the Purchaser to treat as confidential, and to procure that its Affiliates treat as confidential, and not to disclose or use, and to procure that its Affiliates do not disclose or use, any information which relates to:

                           (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

                           (ii) the negotiations relating to this Agreement (and such other agreements); or

                           (iii)    the Purchaser's and the Purchaser's
                                    Affiliates' business, financial or other affairs and the MYL Group's business, financial or other affairs (including future plans and targets).

                  11.2.2 Subject to Clause 11.1 and Clause 11.2.3, the Purchaser shall treat as confidential, and shall procure that the Related Parties treat as confidential and do not disclose or use, any information which relates to:

                           (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

                           (ii) the negotiations relating to this Agreement (and such other agreements) including the Disclosed Information; or

                           (iii) the Vendor's business, financial or other affairs and the MYL Group's business, financial or other affairs (including future plans and targets).

                  11.2.3 Neither Clause 11.2.1 nor 11.2.2 shall prohibit disclosure or use of any information if and to the extent:

                           (i) the disclosure is made by or on behalf of the Purchaser or its Affiliates and is related to or in connection with the IPO;

                           (ii) the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

                           (iii) the disclosure or use is required to vest the full benefit of this Agreement in the Vendor or the Purchaser, as the case may be;

                           (iv) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a Tax Authority in connection with the Tax affairs of the disclosing party (which for the avoidance of doubt, shall include any information required to be disclosed by the Vendor, or which is deemed necessary in the Vendor's reasonable opinion, pursuant to schedule 7AC of the TCGA);

                           (v) the disclosure is made to a Related Party, a representative or professional advisers of the Vendor or the Purchaser provided that such disclosure is made in terms that such professional advisers, auditors or bankers undertake to comply with the provisions of Clauses 11.2.1 or 11.2.2 (as the case may be) in respect of such information as if they were a party to the Agreement;

                           (vi) the information is or becomes publicly available (other than through the fault of that party or the fault of any person to whom such information is disclosed in accordance with sub-paragraph (iv);

                           (vii) the Vendor, or as the case may be, the Purchaser has given prior written approval to the disclosure or use; or

                           (viii) the information is independently developed after Completion,

                           provided that prior to disclosure or use of any information pursuant to Clause 11.2.3(ii), (iii) or
                           (iv) (except in the case of disclosure to a Tax authority), the party concerned shall, if permitted, promptly notify the Vendor, or as the case may be, the Purchaser, of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

                  11.2.4 Any reference to "information" in this Clause 11.2 includes oral communication, visual presentation, books, records or other information in any form including paper, electronically stored data, magnetic media, film, computer disk and compact disk.

                  11.2.5 If Completion does not take place, the Purchaser shall:

                           (i) return all written information of or relating to the Vendor and the MYL Group provided to the Purchaser and the Related Parties;

                           (ii)     destroy all information, analyses,
                                    compilations, notes, studies, memoranda or other documents derived from information received or provided by the Vendor;

                           (iii)    as far as practicable, remove any
                                    information received or provided by the
                                    Vendor from any computer, word processor or other device; and

                           (iv) be permitted, to the extent that it is required by applicable law or its record keeping policies to retain any routinely prepared memoranda, correspondence or internal analysis based on the information, provided those materials remain subject to the obligations of confidentiality set out in this Agreement.

                  11.2.6   If Completion does not take place, the Vendor shall:

                           (i) return all written information of or relating to the Purchaser provided to the Vendor and its Affiliates;

                           (ii)     destroy all information, analyses,
                                    compilations, notes, studies, memoranda or other documents derived from information received or provided by the Purchaser;

                           (iii)    as far as practicable, remove any
                                    information received or provided by the
                                    Purchaser from any computer, word processor or other device; and

                           (iv) be permitted, to the extent that it is required by applicable law or its record keeping policies to retain any routinely prepared memoranda, correspondence or internal analysis based on the information, provided those materials remain subject to the obligations of confidentiality set out in this Agreement.

                  11.2.7 Subject to Clause 11.2.8, this Clause 11.2 contains the whole agreement between the parties and their Affiliates, or in the case of the Purchaser, Related Parties, relating to confidentiality and disclosure and supersedes any previous written or oral agreement between the parties and their Affiliates, or in the case of the Purchaser, Related Parties, in relation to such matters.

                  11.2.8 Subject to the giving of effect to all waivers granted pursuant thereto, the Purchaser agrees to comply fully with the confidentiality requirements set out in the DBFO Contract as if MIAL was a party to the DBFO Contract.

         11.3     SUCCESSORS AND ASSIGNS

                  11.3.1 This Agreement is personal to the parties to it and subject to Clause 11.3.2, neither the Purchaser nor the Vendor may, without the prior written consent of the other, assign, hold on trust or otherwise transfer the benefit of all or any of the other's obligations under this Agreement.

                  11.3.2 The Purchaser may, without the consent of the Vendor, assign to an Affiliate the benefit of all or any of the other's obligations under this Agreement (including for the avoidance of doubt the full benefit of the Vendor's Warranties) provided that:

                           (i) if the assignee ceases to be an Affiliate of the Purchaser, the benefit of those obligations shall be reassigned to the Purchaser or an Affiliate of the Purchaser;

                           (ii) the assignee shall not be entitled to receive under this Clause any greater amount than that to which the Purchaser would have been entitled; and

                           (iii) the Purchaser shall remain bound to perform its obligations under this Agreement.

         11.4     THIRD PARTY RIGHTS

                  A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

         11.5     VARIATION

                  No variation of this Agreement shall be effective unless in writing and signed by or on behalf of both parties to this Agreement.

         11.6     EFFECTS OF COMPLETION

                  The terms of this Agreement (insofar as not performed at Completion and except as specifically otherwise provided in this Agreement) shall remain in full force and effect after and notwithstanding Completion for a period of two years.

         11.7     TIME OF THE ESSENCE

                  Time shall be of the essence in this Agreement.

         11.8     FURTHER ASSURANCE

                  The Vendor shall at its own expense use reasonable endeavours to do or procure to be done all such further acts and things, and execute or procure the execution of all such other deeds or documents, as the Purchaser may from time to time reasonably require, whether before, on or after Completion, for the purpose of giving to the parties to this Agreement the full benefit of all of the provisions of this Agreement, and in particular to vest any of the Shares in the Purchaser.

                  The Vendor shall use reasonable endeavours to procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, its constitution or any agreement or obligation affecting it or the Company to give effect to this Agreement.

         11.9     COSTS

                  Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the preparation, negotiation and entry into this Agreement and the sale of the Shares. For the avoidance of any doubt, stamp duty arising on the acquisition of MYL shall be paid by the Purchaser.

         11.10    NOTICES

                  11.10.1 Any notice or other communication in connection with this Agreement shall be in writing (a "NOTICE") and shall be sufficiently given or served if delivered or sent:

                           (i)      in the case of the Vendor to:

                                    Macquarie European Infrastructure PLC
                                    Level 29 and 30, City Point
                                    1 Ropemaker Street
                                    London EC2Y 9HD

                                    Fax: 020 7065 2041

                                    Attention: Company Secretary

                           (ii)     in the case of the Purchaser to:

                                    Macquarie Infrastructure Assets LLC

                                    21st Floor

                                    600 Fifth Avenue

                                    10020 New York

                                    USA

                                    Fax:  212 581 8037

                                    Attention:  Peter Stokes

                                    with a copy (which shall not constitute notice) to:

                                    Shearman & Sterling LLP

                                    599 Lexington Avenue

                                    New York, NY  10022

                                    Fax:  212-848-7179

                                    Attention:  Antonia Stolper, Esq.

                           or to such other address or fax number as the relevant party may have notified to the other in accordance with this Clause.

                  11.10.2 Any Notice may be delivered by hand, or sent by fax or prepaid first class post. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next Business Day in the place to which it is sent, if sent by fax, or three Business Days if sent by post, or at the time of delivery, if delivered by hand.

         11.11    INVALIDITY

                  If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

         11.12    COUNTERPARTS

                  This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either party may enter into this Agreement by executing any such counterpart.

         11.13    GOVERNING LAW AND SUBMISSION TO JURISDICTION

                  11.13.1 This Agreement shall be governed by and construed in accordance with English law.

                  11.13.2 The parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. The parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

         11.14    PRE-COMPLETION TAX COMPUTATIONS

                  11.14.1 In relation to MYL, the Vendor shall, in relation to all Tax periods ending on or before Completion, and at its own expense, prepare, submit, negotiate and otherwise deal with all computations and returns relating to Taxation and correspondence relating thereto, and prepare submit and deal with (or procure the preparation and submission of) all claims, elections, surrenders, disclaimers, notice and consents for Taxation purposes.

                  11.14.2 The Vendor or its duly authorised agents shall deliver all Tax Returns prepared by the Vendor to the Purchaser for authorisation and signing prior to submission. The Purchaser shall procure that the Tax Returns are so authorised and signed as soon as reasonably practicable by or on behalf of the Company provided nothing in this clause shall require the Company to file any Tax Return the Company considers to be false or misleading in any respect. If a time limit applies in relation to any Tax Return, the Vendor shall ensure that the Company receives the Tax Return at least 10 days prior to the expiry of the time limit.

                  11.14.3 In relation to the Company, the Vendor agrees, at its own cost, to devote reasonable resources to dealing with pre-Completion Tax affairs and shall use reasonable endeavours to procure that they are finalised as soon as reasonably practicable.

                  11.14.4 The Purchaser shall procure that the Vendor and its duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Company and such other reasonable assistance as may be reasonably required to enable the Vendor to discharge its obligations under this clause.

                  11.14.5 The Purchaser shall procure that no amendment or revocations are made to any Tax Return prepared by the Vendor in accordance with this clause provided nothing in this clause shall prevent the Company or the Purchaser from amending any Tax Return the Company considers to be false or misleading in any respect.

                  11.14.6 The Purchaser shall be responsible for the outstanding Tax affairs of the Company in respect of periods ending after Completion and shall prepare and submit such Tax Returns to the appropriate Taxation Authorities and deal with negotiations, correspondence and agreements with respect thereto. The agreement of the Vendor (not to be unreasonably withheld) shall be requested for the submission or amendment of any Tax Return covering or including a period before Completion.

                  11.14.7 The Purchaser shall ensure that all communications with any Taxation Authority in relation to post-Completion accounting periods which relate to an event prior to Completion and which the Purchaser is aware will affect the liability of the Vendor shall first be sent in draft to the Vendor and the Purchaser will incorporate any reasonable comments of the Vendor.

                  11.14.8 The Vendor shall procure that the Purchaser receives copies of all material written correspondence with any Tax Authority (or extract therefrom) insofar as it is relevant to the preparation and submission of any Tax Return of the Company prepared in accordance with 11.14.1.

                  11.14.9 The Purchaser shall procure that the Company (at the cost of the Vendor) shall take without delay (and in any event within any applicable statutory time limit) all such steps as may reasonably be required by the Vendor to effect the making of any claim or election in respect of any period ending on or before the Completion Date, or in respect of any election pursuant to section 171A or 179A of the TCGA, or in respect of any claim relating to Schedule 7AC of the TCGA.

         11.15    CONNECT HOLDINGS AND CONNECT TAXES

                  11.15.1 In relation to Connect Holdings and Connect, the Purchaser shall use all reasonable endeavours to ensure that all communications with any Tax Authority which the Purchaser is aware will affect the Tax position of the Vendor shall be first sent in draft to the Vendor and the Purchaser shall use reasonable endeavours to procure that Connect Holdings and Connect incorporate any reasonable comments of the Vendor.

IN WITNESS whereof this Agreement has been duly executed.

SIGNED by

     Name: /s/   Colin Chanter

     Title: Attorney

     Name: /s/   Annabelle Helps

     Title: Attorney

on behalf of MACQUARIE EUROPEAN INFRASTRUCTURE PLC

SIGNED by

     Name: /s/   Peter Stokes

     Title: Chief Executive Officer

on behalf of MACQUARIE INFRASTRUCTURE ASSETS LLC

                                   SCHEDULE 1
                                 COMPANY DETAILS

                                     PART A
                     PARTICULARS OF OFFICERS OF THE COMPANY

     FULL NAMES                                                USUAL ADDRESS
Annabelle Penney Helps                                   139 Thomas More, Barbican
Company Secretary                                        London
                                                         Greater London
                                                         EC2Y 8BU

Alexander William Campbell                               21 Charles Court
Company Secretary                                        30 Hampton Road
                                                         Teddington
                                                         Middlesex
                                                         TW11 0JT

David Stephen Harrison                                   13 Winsham Grove
Director                                                 Battersea
                                                         London SW11 6NB

Sean Gerard MacDonald                                    Creag Dhu
Director                                                 Blundel Lane
                                                         Stoke D'Abernon
                                                         Cobham
                                                         Surrey
                                                         KT11 2SE

Peter Szymon Antolik                                     30B Haslemere Road
Director                                                 Crouch End
                                                         London N8 9RB

                                     PART B
                           PARTICULARS OF THE COMPANY

REGISTERED NUMBER:                  04712996

REGISTERED OFFICE:                  Level 30, CityPoint, 1 Ropemaker Street,
                                    London EC2Y 9HD

DATE AND PLACE OF INCORPORATION:    26 March 2003, United Kingdom

SECRETARY:                          Annabelle Penney Helps

                                    Alexander William Campbell

DIRECTORS:                          David Stephen Harrison
                                    Sean Gerard MacDonald
                                    Peter Szymon Antolik

ACCOUNTING REFERENCE DATE:          30 June

AUTHORISED SHARE CAPITAL:           Ordinary shares 5,000,000 of(pound)1 each

ISSUED AND FULLY PAID-UP SHARE      Allotted, called-up, fully paid:
CAPITAL:                            Ordinary shares 5,000,000 of (pound)1 each

MEMBER: Full name: Macquarie European Infrastructure plc
                                    Registered address: Level 30, City Point, 1
                                    Ropemaker Street, London EC2Y 9HD
                                    Number of Shares held: 5,000,000

                                   SCHEDULE 2
                              CONDITIONS PRECEDENT

                                     PART A
                           VENDOR CONDITIONS PRECEDENT

1        SECRETARY OF STATE

         Consent from the Secretary of State pursuant to Clauses 2.3.2, 41.2 and
         41.3 of the DBFO Contract.

2        BALFOUR BEATTY PLC

         Side letter confirming no Material Adverse Effect (as defined in the Commercial Subordinated Loan Agreement) on the interests of BB and that the form, terms and parties of any substitute for any Project Document or any new Project Documents are satisfactory and approved by BB pursuant to Clauses 16.7, 16.8 and 16.9 of the Commercial Subordinated Loan Agreement.

3        EUROPEAN INVESTMENT BANK

         Side letter confirming no Material Adverse Effect (as defined in the CBFA) on the interests of EIB and that the form, terms and parties of any substitute for any Project Document or any new Project Documents are satisfactory and approved by EIB pursuant to Clause 8.5 of the EIB Facility Agreement.

4        EUROPEAN INVESTMENT FUND

         Side letter confirming no Material Adverse Effect (as defined in the CBFA) on the interests of EIF and that the form, terms and parties of any substitute for any Project Document or any new Project Documents are satisfactory and approved by EIF pursuant to Clause 8.2 of the EIF Facility Agreement.

5        BANKS (AS DEFINED IN THE CBFA) AND MAJORITY BANKS (AS DEFINED IN THE
         CBFA)

         Side letter by the Banks confirming no Material Adverse Effect (as defined in the CBFA) and that the form, terms and parties of any substitute for any Project Document or any new Project Documents are satisfactory, and approved by, the Majority Banks pursuant to Clauses 21.7, 21.8 and 21.9 of the CBFA.

                                     PART B

                        PURCHASER'S CONDITIONS PRECEDENT

1 Completion of the IPO conducted by the Trust, which shall be such time as payment for the shares is made to the Trust in federal or other funds immediately available in New York City against delivery of such shares for the respective accounts of the several underwriters on the Delivery Date (as such term is defined in the underwriting agreement to be entered into among the Trust, MIAL and the underwriters for the
         IPO).

                                   SCHEDULE 3
                                   WARRANTIES

                          PART A - VENDOR'S WARRANTIES

1        WARRANTIES GIVEN BY THE VENDOR

         Each of the warranties and representations contained in this Schedule 3 Part A (other than those given in respect of the Vendor or MYL and those given in paragraphs 1.3, 1.4, 1.5, 1.6.1, 1.6.4, 1.8.2, 1.8.5,
         1.9.3(i), 1.12.1, 1.12.5, 1.14.4, 1.15.1) are given to the best of the
         Vendor's knowledge, information and belief.

         1.1      INCORPORATION

                  The Vendor is duly incorporated and validly existing under the laws of England and Wales.

         1.2      AUTHORITY

                  The Vendor has the legal right and full power and authority to enter into and perform the Transaction Documents which when executed will constitute valid and binding obligations for the Vendor in accordance with their terms, subject to general principles of English law.

                  The Vendor has taken or will have taken by Completion all corporate action required by it to authorise it to enter into and to perform the Transaction Documents.

         1.3      NO BREACH

                  1.3.1 Neither the execution of this Agreement nor the consummation of the transactions as contemplated by this Agreement will violate, conflict with or result in the breach of any term, limitation in or provision of, or constitute a default under, the terms, provisions or conditions of the constitutional documents of the Vendor or any MYL Group Company or violate any order, judgment, decree, award, lien, lease, ordinance, governmental consent, licence or authorisation or regulation applicable to the Vendor or MYL or, to the best of the Vendor's knowledge, Connect Holdings or Connect.

                  1.3.2 Compliance with the terms of this Agreement does not and will not (i) place the Vendor or MYL or, to the best of the Vendor's knowledge, Connect Holdings or Connect in breach of a contract to which it is a party or (ii) relieve any other party to a contract with the Vendor or MYL or, to the best of the Vendor's knowledge, Connect Holdings or Connect of its obligations under such contract or (iii) enable any party to a contract with the Vendor or MYL or, to the best of the Vendor's knowledge, Connect Holdings or Connect to vary or terminate its rights or obligations under such contract.

                  1.3.3 Other than as set out in this Agreement, no consent or approval is required from any person pursuant to a contract to which the Vendor or MYL or, to the best of the Vendor's knowledge, Connect Holdings or Connect is a party in connection with the execution or performance of the Transaction Documents.

         1.4      CONSENTS AND APPROVALS FROM GOVERNMENTAL AUTHORITIES

                  Save as listed in Schedule 2 to this Agreement, no consent or approval by, notice to or registration with any governmental or other authority or third party is required in connection with the execution or performance by the Vendor or MYL or, to the best of the Vendor's knowledge, by Connect Holdings or Connect of the Transaction Documents.

         1.5      SHARE CAPITAL

                  1.5.1 The Vendor is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares on the terms of this Agreement.

                  1.5.2 The Shares constitute the whole of the issued and allotted share capital of MYL and have been properly and validly issued and allotted and are each fully paid.

                  1.5.3    There are no Encumbrances on the Shares.

                  1.5.4 The Vendor is the sole legal and beneficial owner of the Shares and has the right to exercise all voting and other rights over the Shares, free from Encumbrances.

                  1.5.5 MYL is the sole legal and beneficial owner of 1,500,000 shares of (pound)1.00 each in the share capital of Connect Holdings and has the right to exercise all voting and other rights over the Shares, free from Encumbrances.

                  1.5.6 Connect Holdings is the sole legal and beneficial owner of 3,000,000 shares of (pound)1.00 each in the share capital of Connect and has the right to exercise all voting and other rights over the Shares, free from Encumbrances other than the Share Mortgage.

                  1.5.7 No person is entitled or has claimed to be entitled to require any member of the MYL Group to issue any share or loan capital either now or at any future date whether contingently or not.

                  1.5.8 There is no option, right of pre-emption, right to acquire, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the shares of MYL nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

                  1.5.9 Since incorporation, MYL has not carried on any business other than in connection with the holding of its shares in Connect Holdings, the making of loans to Connect and borrowing from Connect and the Vendor.

                  1.5.10 Since incorporation, Connect Holdings has not carried on any business other than in connection with the holding of its shares in Connect.

                  1.5.11 The particulars contained in Schedule 1 are true and accurate.

         1.6      CONTRACTS; INFORMATION

                  1.6.1 True and accurate copies of all contracts involving consideration, expenditure or liabilities in excess of (pound)50,000 in the possession of the Vendor relating to each member of the MYL Group ("CONTRACTS") have been disclosed in the Disclosed Information.

                  1.6.2 All the Contracts to which any of the MYL Group Companies is a party constitute valid and binding contracts of the parties thereto and the terms thereof have been complied with in all material respects by the relevant MYL Group Company and by any other party to such contracts.

                  1.6.3 No notice of termination or of intention to terminate or notice of material breach has been received in respect of any Contract (other than the termination by agreement on 10 March 2004 of the technical support agreement between Connect, Trafalgar House Corporate Development Limited and BICC plc dated 26 March 1996 (the "TECHNICAL SUPPORT AGREEMENT")).

                  1.6.4 If the Vendor Conditions Precedent are satisfied and the Completion Obligations set out in Schedule 5 are performed, the transactions contemplated by this Agreement will not trigger a change of control event in relation to any Contract.

                  1.6.5 All documents contained in the Disclosed Information provided by the Vendor to the Purchaser prior to entering into this Agreement are true and accurate in all respects and are not misleading and have not been amended in any material respects.

                  1.6.6 The Vendor is not aware of any fact or matter or circumstance not disclosed in writing to the Purchaser which renders any of the Disclosed Information untrue, inaccurate or misleading in any material respect or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Shares or the price at or the terms upon which the Purchaser would be willing to purchase them.

         1.7      ACCOUNTS

                  1.7.1    The Audited Accounts have been prepared:

                           (i) in accordance with applicable law and with the accounting principles, standards and practices generally accepted at the Audited Accounts Date in the United Kingdom; and

                           (ii) subject to (i) above, on a basis consistent with that adopted in preparing the audited consolidated accounts of Connect Holdings for the previous two financial years (other than in respect of depreciation policy), so as to give a true and fair view of the state of affairs of Connect Holdings and its subsidiaries at the Audited Accounts Date and of the profits or losses for the period concerned.

                  1.7.2    The Accounts:

                           (i) have been prepared on a basis consistent with the accounting principles employed in preparing the Audited Accounts; and

                           (ii) fairly present in all material respects the state of affairs of Connect Holdings and its subsidiaries as at the Accounts Date for the financial year ended on that date.

                  1.7.3 The MYL Accounts have been prepared on the basis of generally accepted accounting principles, standards and practices in the United Kingdom, which fairly present in all material respects the stated affairs of MYL as at the Accounts Date for the financial period ended on that date.

                  1.7.4 There is no material inaccuracy contained in the unaudited management accounts of Connect for the period ended 31 March 2004 which have been prepared on a basis consistent with the accounting principles employed in preparing the Audited Accounts.

                  1.7.5 All accounts, books, ledgers, and other financial records of each member of the MYL Group have been properly maintained and contain accurate records of all matters required to be entered in them by the applicable laws.

                  1.7.6 The Vendor has no reason to believe that any trade debts owing to any member of the MYL Group at the date of this Agreement will not in the ordinary course of collection realise its nominal amount plus any accrued interest.

         1.8      SINCE THE ACCOUNTS DATE

                  Since the Accounts Date:

                  1.8.1 the MYL Group Companies have conducted their respective business in a manner consistent with the way such business was carried out in the twelve months prior to the Accounts Date;

                  1.8.2 no member of the MYL Group has acquired or disposed of, or agreed to acquire or dispose of, any business or any material asset of a value in excess of (pound)1,000,000 other than (i) in the ordinary course of business (which includes the acquisition and replacement of spare parts) or (ii) where such assets are obsolete, no longer used or useful in the operation of the business of the MYL Group and are replaced by other equipment of equal value or utility;

                  1.8.3 there has been no material adverse change in the financial or trading position or prospects of the MYL Group (other than a change affecting or likely to affect all companies carrying on business in the United Kingdom) and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

                  1.8.4 no MYL Group Company has entered into any material transaction or assumed or incurred any material liabilities (including contingent liabilities) or made any material payment not provided for in the Accounts otherwise than in the ordinary course of carrying on its business;

                  1.8.5 no MYL Group Company has declared, made or paid any dividend or other distribution to its members;

                  1.8.6 the MYL Group Companies have not made any change in any method of accounting or accounting practice or policy used by the Company or any member of the MYL Group; and

                  1.8.7 no payments have been made under the Technical Support Agreement.

         1.9      BORROWINGS

                  1.9.1 Full details of all financial facilities (other than the Loan) available to the MYL Group Companies and the amounts outstanding under them are set out in the Disclosed Information and the Vendors have supplied true and correct copies of each of the Finance Documents and there are no circumstances whereby the continuation of any such facilities might be prejudiced or affected as a result of any transaction contemplated by this Agreement or any of the Transaction Documents.

                  1.9.2 Save in relation to the arrangements and matters disclosed in the Disclosed Information, the Finance Documents and the Loan:

                           (i) the MYL Group Companies have no outstanding obligation for the payment or repayment of money in respect of loan capital or any money borrowed or raised (including any guarantee, indemnity or other obligation created pursuant to a written instrument);

                           (ii) other than debts accrued to it in the ordinary course of its business, the MYL Group Companies have not lent any money which has not been repaid to it nor does it own the benefit of any debt (whether present or future); and

                           (iii) there are no outstanding indebtedness or guarantee arrangements between the Retained Group and the MYL Group Companies, and no member of the Retained Group has any right to receive or require any loans or guarantees from the MYL Group Companies.

                  1.9.3    In relation to each Finance Document:

                           (i) full details are disclosed in the Disclosed Information and true and correct copies of it have been provided in the Disclosed Information;

                           (ii)     there has not been any material
                                    contravention (that has been subsequently waived) of, or non-compliance with, any of its terms;

                           (iii)    no steps for the enforcement of any
                                    Encumbrance have been taken or threatened;

                           (iv) it is not dependent on the guarantee of, or on any security provided by, a third party; and

                           (v) it is not terminable by reason of the sale of the Shares (subject to the consents referred to in this Agreement).

         1.10     LOANS, SWAPS

                  Save in relation to the arrangements and matters disclosed in the Finance Documents, no member of the MYL Group has outstanding any obligations in respect of any interest rate or foreign exchange currency swap transaction.

         1.11     LITIGATION

                  1.11.1 No member of the MYL Group is engaged in any litigation or arbitration proceedings (other than as claimant for collection of debts not exceeding an aggregate of (pound)100,000 in the case of all sums being collected by all the

                           MYL Group) and there are no such proceedings pending or threatened by or against any member of the MYL Group.

                  1.11.2 There are no material threatened litigation or arbitration proceedings by or against any member of the MYL Group.

                  1.11.3 There are no undisputed or outstanding judgments affecting the MYL Group Companies.

                  1.11.4 None of the MYL Group Companies have given written notice to any third party, to whom it has entered into a material contract with, that such party is in material or persistent default under such contract.

         1.12     CORPORATE ORGANISATION

                  1.12.1 The copies of the constitutional documents of each MYL Group Company which have been given to the Purchaser (and which comprise part of the Disclosed Information) are accurate and complete and have annexed or incorporated copies to them all resolutions or agreements required by any applicable laws to be so annexed or incorporated.

                  1.12.2 There have not been and are not any breaches by any MYL Group Company of its constitutional documents.

                  1.12.3 The register of members and other statutory books and registers of each MYL Group Company have been properly kept and contain complete and accurate records of all matters required to be dealt with in such books and records. No notice or allegation that any such books and records are incorrect or should be rectified has been received by an MYL Group Company.

                  1.12.4 All returns and particulars, resolutions and other documents which any MYL Group Company is required by law to file with, or deliver to, the registrar of companies or his equivalent have been correctly made up and duly filed or delivered.

                  1.12.5 All the directors and secretaries of each MYL Group Company have been duly appointed in accordance with the Companies Act 1985.

         1.13     SUBSIDIARIES, ASSOCIATIONS AND BRANCHES

                  1.13.1   No MYL Group Company:

                           (i) holds or beneficially owns or has agreed to acquire any securities of any other corporation other than shares of another MYL Group Company; or

                           (ii) is or has agreed to become a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

                           (iii) has outside the United Kingdom any branch or any permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date of this agreement).

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

                  1.13.2 No MYL Group Company has any subsidiaries or any shareholdings in any legal entity other than, in the case of MYL, Connect Holdings and, in the case of Connect Holdings, Connect, and does not have any existing or continuing obligations or liabilities in relation to any business save in relation to the Project.

         1.14     OWNERSHIP OF ASSETS

                  1.14.1 All the assets included in the Accounts or acquired by any of the MYL Group Companies since the Accounts Date are owned by the relevant member of the MYL Group.

                  1.14.2 Except for current assets offered for sale or sold in the ordinary course of trading, no member of the MYL Group has since the Accounts Date disposed of (i) any of the assets included in the Accounts or (ii) any assets acquired or agreed to be acquired since Accounts Date.

                  1.14.3 Save in relation to the matters and arrangements disclosed in the Finance Documents, none of the property, assets, undertaking, goodwill or uncalled capital of any MYL Group Company is subject to any Encumbrance.

                  1.14.4 The assets of each MYL Group Company comprise all the assets necessary for the continuation of its business as carried on at the date of this Agreement.

         1.15     INSOLVENCY

                  1.15.1 In respect of the Vendor and the MYL Group Companies (or any part of their respective assets or undertakings):

                           (i) no receiver or administrative receiver has been appointed;

                           (ii)     no administration order has been made;

                           (iii) no order has been made and no resolution has been passed for the winding up of, or the appointment of a provisional liquidator;

                           (iv) such company is not insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986;

                           (v) no distress or execution or other process has been levied;

                           (vi)     no arrangement with creditors has been made;
                                    and

                           (vii) no event analogous to any of the foregoing has occurred in any jurisdiction outside England.

                  1.15.2 No MYL Group Company has been held in default by lenders under any debt financing.

                  1.15.3 No steps have been taken to enforce any security over any assets of any MYL Group Company and no event has occurred to give the rights to enforce such security.

         1.16     COMPLIANCE WITH LAWS

                  1.16.1 The MYL Group Companies have complied in all material respects with all statutes, orders, laws and regulations or the like a breach of which may give rise to any fine, penalty or other liability or sanction on the part of that member of the MYL Group.

                  1.16.2 The MYL Group has obtained all material licences, consents, permits and authorities (public or private, statutory or otherwise) necessary to own and operate its assets and to permit the MYL Group Companies to carry on their business in material compliance with all applicable laws and regulations as of the date hereof and the Vendor is not aware of anything that might result in the revocation, suspension or modification of any such licences or consents or that might prejudice their renewal.

                  1.16.3 No MYL Group Company has at any relevant time been party to a transaction pursuant to or as a result of which a material asset owned, purportedly owned or otherwise held by any MYL Group Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a material right of compensation or other payment in favour of another person under the law of any relevant jurisdiction or country.

         1.17     EMPLOYEES

                  Neither MYL nor any MYL Group Company has any employees, nor is there any liability relating to or in respect of any persons who may have been previously employed by MYL or any MYL Group Company.

         1.18     CORRUPT GIFTS

                  No corrupt gift which would, or might, give rise to any remedies or other adverse circumstances under any Project Document has been given or received.

         1.19     INTELLECTUAL PROPERTY

                  1.19.1 No activities of any MYL Group Company (or of any licensee under any licence granted by an MYL Group Company) infringe or are likely to infringe any Intellectual Property Rights of any third party and no claim has been made against any MYL Group Company or any such licensee in respect of such infringement.

                  1.19.2 Each MYL Group Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the year prior to the date of this Agreement and such rights and that MYL Group Company's ability to use such rights will not be affected by the acquisition of the Shares by the Purchaser.

         1.20     ENVIRONMENT

                  1.20.1   For the purposes of this paragraph 1.20:

                           "ENVIRONMENT" means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

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

                           "ENVIRONMENTAL AUTHORITY" means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

                           "ENVIRONMENTAL LAW" means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and binding court and other tribunal decisions in force in England and Wales at the date of this Agreement whose purpose is to protect, or prevent pollution of, the Environment or natural resources, or to emissions, discharges, or releases of Hazardous Substances into the Environment, or to the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same are in force under the laws of England and Wales at the date of this Agreement;

                           "ENVIRONMENTAL PERMIT" means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is material to the operation of the business of any member of the MYL Group on or before the date of this Agreement;

                           "HAZARDOUS SUBSTANCES" means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) regulated by any Environmental Law; and

                           "RELEVANT PERIOD" means the period commencing three years before the execution of this Agreement and ending at the date of this Agreement.

                  1.20.2 Each member of the MYL's Group is conducting and during the Relevant Period has conducted, the business of the MYL Group in material compliance with Environmental Law.

                  1.20.3   All Environmental Permits:

                           (i)      have been obtained;

                           (ii)     are in force; and

                           (iii) have been complied with in all material respects during the Relevant Period.

                  1.20.4 No member of the MYL Group has received any written notice during the Relevant Period (or earlier than the Relevant Period, if not fully resolved) of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or Environmental Permits and, to the Vendor's knowledge, there are no circumstances that can reasonably be expected to form the basis of any such action, claim, investigation, proceeding or suit.

                  1.20.5 No MYL Group Company has received written notice during the Relevant Period that either (i) an Environmental Authority is intending to revoke, suspend, vary or limit any Environmental Permits or
                           (ii) any amendment to
                           any Environmental Permit is required to enable the continued operation of the business of the MYL Group Companies.

         1.21     INSURANCE

                  1.21.1 All insurance policies required to be in effect by Connect pursuant to the terms of Schedule 8 to the CBFA have been obtained by Connect and are currently in full force and effect and nothing has been done or omitted to be done which could make any such policy of insurance void, unenforceable for illegality or otherwise and all premiums have been duly paid to date. Any outstanding claims have been notified to and are being dealt with by the relevant insurers under the policies and full details of all such claims have been disclosed in the Disclosed Information.

                  1.21.2 The parties to the Finance Documents have not waived or otherwise released Connect from any of its obligations under Schedule 8 to the CBFA, with the exception of the contractors professional indemnity policy which is maintained by each of the construction joint venture partner companies.

                  1.21.3 No MYL Group Company has procured insurance cover required under Schedule 8 of the CBFA from any other member of the MYL Group, the Vendor or any of their Affiliates.

         1.22     TAX

                  The Vendor warrants that:-

                  1.22.1 Each of the MYL Group Companies has filed all Tax Returns required by law.

                           All such Tax Returns are and remain complete, correct and accurate in all respects.

                           Such Tax Returns are not the subject of any enquiry or dispute with any Tax Authority and there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

                  1.22.2 All records which an MYL Group Company is required to keep for Tax purposes or which are required by law to substantiate any material claim made or position taken in relation to Tax have been duly kept and are available for inspection upon reasonable request.

                  1.22.3 None of the MYL Group Companies have been subject to any investigation or audit by any Tax Authority nor are there any facts or circumstances likely to give rise to or be the subject of any such investigation or audit by any Tax Authority.

                  1.22.4 Each of the MYL Group Companies has duly and punctually paid all Taxes which they have become liable to pay and have not incurred any liability to pay any penalty, surcharge or fine or interest in connection with any Tax.

                  1.22.5 All payments by the MYL Group Companies to any person which ought to have been made under deduction or withholding of Tax (including, without limitation, under section 42A Taxes Act) have been so made and each MYL Group Company has, if required by law to do so, accounted to the relevant

                           Tax Authority for the Tax so deducted and has otherwise complied with all legal obligations in respect of such deductions or withholdings.

                  1.22.6 None of the MYL Group Companies have disposed of any capital asset after the Accounts Date (including a disposal under section 29 of the TCGA), over (pound)100,000.

                  1.22.7 All payments of a revenue nature which the MYL Group Companies have made have been deductible and will be deductible for UK corporate income tax purposes.

                  1.22.8 The MYL Group Companies are not and have not been a party to or otherwise involved in any transaction, agreement or arrangement the terms or provisions of which differ from the terms or provisions which would have been made as between independent enterprises such that the provisions of sections 770 to 773 or
                           Schedule 28AA to the Taxes Act may apply in respect of that transaction, agreement or arrangement.

                  1.22.9 None of the MYL Group Companies have been released from a loan relationship (as defined by section 81 of the Finance Act 1996) or derivative contract (as defined by Schedule 26 to the Finance Act 2002) in circumstances that gave rise to a Tax liability.

                  1.22.10 The MYL Group Companies have not acquired any asset from any other company belonging at the time of acquisition to the same group of companies as the Company within the meaning of section 170 of the TCGA.

                  1.22.11 The MYL Group Companies have always been resident in the country in which they were incorporated and have never been resident in any other country or treated as so resident for the purposes of any double Tax agreement. None of the MYL Group Companies has a branch, agency or permanent establishment in a country other than the country of its incorporation.

                  1.22.12 The MYL Group Companies are not nor have never been close companies as defined in section 414 of the Taxes Act.

                  1.22.13 Except as otherwise noted in the Shareholders' Agreement, the MYL Group Companies have not entered into any indemnity, guarantee or covenant under which any of the MYL Group Companies have agreed to pay or discharge any amount equivalent to or by reference to any other person's liability to Tax.

                  1.22.14 The MYL Group Companies are not members of any combined, consolidated or unitary group for Tax purposes other than a group of which the MYL Group Companies are the only members.

                  1.22.15 All claims by the MYL Group Companies for relief under sections 402-413 of the Taxes Act (for the purposes of this paragraph, "Group Relief") were, when made, and are now valid and have been or will be allowed by way of relief from UK corporation tax. The MYL Group Companies have not made nor are liable to make any payment for Group Relief otherwise than in consideration for the surrender of Group Relief allowable to the MYL Group

                           Companies by way of relief from UK corporation tax. The MYL Group Companies have received all payments due to them under any arrangement or agreement for surrender of Group Relief by them for periods prior to Completion and no payments are outstanding that are not due. No such payment exceeds or could exceed the amount permitted by section 402(6) of the Taxes Act. The payments received by the MYL Group Companies in respect of any Group Relief surrendered are at least equal to the amount of UK corporation tax the payer would have paid had such Group Relief not been made available. No arrangement exists or existed for any period of account in respect of which a surrender has been made or purports to have been made such as are specified in section 410(1)-(6) of the Taxes Act.

                  1.22.16  The MYL Group Companies have not been a party to:

                           (i) a loan relationship which has or had an unallowable purpose for the purposes of paragraph 13 of Schedule 9 to the Finance Act 1996;

                           (ii) a derivative contract which has or had an unallowable purpose for the purposes of paragraph 23 of Schedule 26 to the Finance Act 2002.

                  1.22.17 The MYL Group Companies have not entered into nor been a party to any Tax avoidance scheme or arrangement (including any arrangement in relation to which the MYL Group Companies may be liable to Tax under the principles set out in W.T. Ramsay Limited v IRC (1981 STC 174) or Furniss v Dawson (1984 STC 153) as developed in subsequent cases).

                  1.22.18 The MYL Group Companies are registered persons for the purpose of the VATA and all regulations and orders made thereunder (the "VAT Legislation"), and have not at any time been treated as members of a group of companies for VAT purposes and have not made any application to be so treated. No circumstances exist whereby the MYL Group Companies would or might become liable for VAT as an agent or otherwise by virtue of section 47 of the VATA. The MYL Group Companies have complied in all respects with the requirements and provisions of the VAT Legislation and have made and maintained, and will pending Completion, make and maintain accurate and up-to-date records, invoices, accounts and other documents required by or necessary for the purposes of the VATA and the MYL Group Companies have at all times punctually paid and made all payments and returns required thereunder. The MYL Group Companies have not made any supplies in the previous two years in consequence of which they are or will be unable to obtain credit for all input tax paid by them.

                  1.22.19 No action has been taken by any or the MYL Group Companies in respect of which any notice was required to be given to any Tax Authority or any dispensation, consent or clearance from any Tax Authority was required, save in circumstances where such notice was given or such dispensation, consent or clearance was validly obtained, and where any conditions attaching thereto were, and will immediately following Completion, continue to be met.

                                     PART B
                             PURCHASER'S WARRANTIES

1        Warranties given by the Purchaser

         1.1      AUTHORITY AND CAPACITY

                  1.1.1    INCORPORATION

                           The Purchaser is a limited liability company duly organised and validly existing under the law of the State of Delaware.

                  1.1.2    AUTHORITY

                           The Purchaser has the legal right and full power and authority to enter into and perform the Transaction Documents which constitute valid and binding obligations on the Purchaser in accordance with their terms.

                           The Purchaser has taken or will have taken by Completion all corporate action required by it to authorise it to enter into and to perform the Transaction Documents.

                  1.1.3    NO BREACH

                           The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement will not result in a breach of any provision of or any obligations under the Purchaser's constitutional documents.

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

                                   SCHEDULE 4
                             LIMITATION OF LIABILITY

1        LIMITATION OF LIABILITY

         Notwithstanding the provisions of Clause 9.1, the Vendor shall not be liable under this Agreement:

         1.1      TIME LIMITS

                  (a) in respect of any claim unless notice of such claim is given in writing by the Purchaser to the Vendor setting out reasonable details of the specific matter in respect of which the claim is made including (if practicable) an estimate as to the amount of such claim within 2 years following Completion (other than Tax Warranties or any claim under Clause 3.2, 3.4 or 3.5) and in the case of a claim under the Tax Warranties or any claim under Clause 3.2, 3.4 or 3.5 within 7 years following Completion;

                  (b) any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six months after the relevant time limit set out above unless legal proceedings in respect of it (i) have been commenced by being both issued and served and (ii) are being pursued with reasonable diligence;

         1.2      MINIMUM CLAIMS

                  In respect of any claim arising from any single circumstance if and to the extent the amount of the claim does not exceed (pound)250,000 save that claims relating to a series of connected matters shall be aggregated for this purpose and provided that any claim in relation to Tax shall be treated as arising out of a single circumstance;

         1.3      MAXIMUM CLAIMS

                  In respect of any claim to the extent that the aggregate amount of the liability of the Vendor for that claim together with all other claims made under this Agreement would exceed an amount equal to the aggregate of the Completion Amount and the amount re-paid to the Vendor in accordance with Clause 4;

         1.4      CONTINGENT LIABILITIES

                  in respect of any liability which is contingent other than a claim under Clause 3.4 or Clause 3.5 unless and until such contingent liability becomes an actual liability and is due and payable (and in relation to any such claim the six month time limit referred to in paragraph 1.1(b) of this Schedule shall be deemed to run from the date on which the relevant liability shall become an actual liability and be due and payable); and

         1.5      PURCHASER'S KNOWLEDGE

                  in respect of any claim other than a claim under Clause 3.2,
                  3.4 or 3.5 to the extent that the relevant facts, matters or circumstances giving rise to the claim were known by the Purchaser or by any of its directors prior to the execution of this Agreement.

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

                  The Purchaser shall be deemed to have full knowledge of:

                  (a) any matter fully and fairly disclosed in the Disclosed Information;

                  (b) any information which would be revealed upon an inspection (whether or not made) of the publicly available records in England and Wales relating to the Company, Connect Holdings and Connect as at the date of this Agreement;

                  (c)      any matter referred to in the Transaction Documents;

                  (d) matters which the Purchaser knew or ought reasonably to have known and which are of public record and in the public domain relating to the prevailing social, economic and climatic factors governing the running of companies in the business of providing for the design, construction, financing, operation and maintenance of roads in England and Wales; and

                  (e)      all matters provided for or noted in the Accounts.

2        MATTERS WHERE VENDOR NOT LIABLE

         The Vendor shall not be liable for any claim in respect of any matter to the extent that:

         2.1 allowance, provision or reserve has been made for such matter in the Accounts or to the extent that payment or discharge of the relevant matter has been taken into account therein;

         2.2 such claim arises or, such claim otherwise having arisen, is increased as a result of any change made after Completion in any accounting policies or practice of any MYL Group Company, the Purchaser or any other company in the same group of companies as the Purchaser (other than any change in accounting policies or practice arising as a result of the application of the provisions of Schedule 28AA Taxes Act to the Connect Loan);

         2.3 such claim other than a claim under Clause 3.2, 3.4 or 3.5 relates to any loss of profits or to any loss to the Purchaser other than an actual loss directly caused by a breach by the Vendor of this Agreement; and

         2.4 such claim other than a claim under Clause 3.4 or 3.5 relates to any forecasts, models or information provided to the Purchaser regarding the anticipated future performance of the Project. Such statements and estimates regarding the future performance of the Project reflect various assumptions concerning anticipated results, which assumptions may or may not prove to be correct and no representations are made as to the accuracy of such statements and estimates.

3        MITIGATION OF LOSS

         The Purchaser shall take or procure that any MYL Group Company takes all reasonable steps to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement other than a claim under Clause 3.2, 3.4 or 3.5.

         3.1 Without prejudice to the Purchaser's obligation to mitigate the claim:

                  (a) the Vendor shall be entitled to require the Purchaser or any MYL Group Company to take all such reasonable steps or proceedings as the Vendor may consider necessary and not detrimental to the Purchaser's interest in order to mitigate any claim and the Purchaser shall procure that any MYL Group Company shall act in accordance with any such requirements; and

                  (b) for the purpose of enabling the Vendor to remedy a breach or to mitigate or otherwise determine the amount of any claim or to decide what steps or proceedings should be taken in order to mitigate any claim, the Purchaser shall:

                           (i) promptly and in any event within thirty (30) days of any breach or circumstances giving rise to a breach of any of the Vendor's Warranties or other terms of the Agreement coming to its notice or to the notice of the Company give notice of the same to the Vendor; and

                           (ii) make or procure to be made available to the Vendor or its duly authorised representatives all relevant books of account, records and correspondence of the relevant company and permit the Vendor to ascertain or extract any relevant information therefrom.

4        FACTORS WHICH REDUCE LIABILITY CALCULATION

         In calculating the liability of the Vendor in respect of any claim, where such claim arises from any depletion in the assets of any MYL Group Company or any increase in its liabilities, then the liability of the Vendor in respect of such claim shall be reduced by:

         4.1 the amount by which any asset of any MYL Group Company shall have been under-stated in the Accounts;

         4.2 the amount by which any liability of any MYL Group Company shall have been over-stated in the Accounts;

         4.3 any amount recovered in respect of any debt written off in the Accounts; or

         4.4 the value (applying the accounting policies adopted therein) of any asset which asset has, at the date of the claim been established to have been omitted from the Accounts or which is subsequently established to have been so omitted.

5        INSURANCE

         The Vendor shall not be liable in respect of any claim to the extent that the losses arising from such claim are covered by a policy of insurance in force at the date of this Agreement and payment is made by the relevant insurer or would have been covered if such policy of insurance had been maintained beyond the date of this Agreement on no less favourable terms as those existing at the date hereof.

6        CONTINGENT LIABILITY

         If any claim other than a claim under Clause 3.4 or Clause 3.5 shall arise by reason of some liability which at the time that the claim is notified to the Vendor is contingent only, the Vendor shall not be under any obligation to make any payment to the Purchaser thereunder until such time as such liability becomes an actual liability and is due and payable (and in relation to such claim the six months time limit referred to in paragraph 1.1 of this Schedule shall be deemed to run from the date on which the relevant liability shall become an actual liability and be due and payable).

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

7        VOLUNTARY ACT, OMISSION OR TRANSACTION

         The Vendor shall not be liable in respect of any claim other than a claim under Clause 3.2, 3.4 or 3.5 to the extent that the claim arises directly as a result of any voluntary act, omission or transaction carried out after the Completion Date by any member of the Purchaser's Group otherwise than in the ordinary course of business as carried on up to Completion.

8        VENDOR'S WARRANTIES

         The Vendor's Warranties shall be actionable only by the Purchaser or its permitted assignee or transferee under Clause 11.3 and no other party shall be entitled to make any claim or take any action whatsoever against the Vendor under or arising out of or in connection with this Agreement.

9        NOTICE PERIOD FOR VENDOR'S WARRANTIES

         A breach of the Vendor's Warranties which is capable of remedy shall not entitle the Purchaser to compensation unless the Vendor is given written notice of such breach and such breach is not remedied to the reasonable satisfaction of the Purchaser within 30 days after the date on which such notice is served on the Vendor.

10       CHANGE IN LAW

         The Vendor shall not be liable for any claim in respect of a breach of any of the Vendor's Warranties to the extent that the claim:

         10.1 results from or is increased by any change in any law, rule, regulation, legislation or administrative practice, first announced or enacted after the date of this Agreement including (without prejudice to the generality of the foregoing) any increase in the rates of Tax or any imposition of Tax or any withdrawal of relief from Tax not actually (or prospectively) in effect at the date of this Agreement; or

         10.2 would not have arisen but for any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or accounting policy.

11 For the avoidance of doubt, the Vendor shall not be liable in respect of any claim arising from any depletion in the assets of any MYL Group Company or any increase in its liabilities to the extent that the Purchaser does not own directly or indirectly the whole of the relevant MYL Group Company immediately after Completion.

12       TAX

         The Vendor shall not be liable under Clause 3.2 of the Agreement or in respect of any breach of the Tax Warranties:

         12.1 in respect of any Taxation liability to the extent that a provision or reserve for such liability (other than provision for deferred Taxation) was made or taken into account as a provision in the Accounts or the MYL Accounts;

         12.2 in respect of any Taxation liability to the extent that such liability was discharged or paid prior to Completion and such payment or discharge was reflected in the Accounts or the MYL Accounts;

         12.3 to the extent that such Taxation liability would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the Company after Completion outside the ordinary course of business and other than pursuant to a legally binding obligation entered into prior to Completion and which the Purchaser or Company ought reasonably to have known would give rise to such liability;

         12.4 to the extent that the Taxation liability would not have arisen, but for an act carried out by the Vendor prior to Completion at the written request or with the written approval of the Purchaser outside the ordinary course of their respective normal businesses;

         12.5 to the extent that an allowance, credit, exemption, deduction or relief that arose in a period or part period ending on or before the Completion Date is available (other than any allowance, credit, exemption, deduction or relief of Connect Holdings or Connect, or any allowance, credit, exemption, deduction or relief taken into account in determining any asset or provision in the Accounts or MYL Accounts, or any allowance, credit, exemption, deduction or relief arising in the ordinary course of business between the Accounts Date and the Completion Date), at no cost to the Company, to reduce, offset or extinguish such Taxation liability, or would be available on the making of an appropriate election;

         12.6 to the extent that such Taxation liability arises or is increased as a consequence of any change in accounting policy, any Tax reporting practice or the length of any accounting period for Tax purposes by the Company or an MYL Group Company after Completion, except where such change was necessary in order to comply with any applicable legal, regulatory, financial reporting or other requirement;

         12.7 to the extent that such Taxation liability arises or is increased as a consequence of any retrospective change in any law (including subordinated legislation), regulation or direction or generally published practice of any Taxation Authority enacted after Completion or to the extent that such Taxation liability arises or is increased by a change in any rate of Taxation enacted after Completion but with retroactive effect;

         12.8 to the extent that the Taxation liability arises or is increased as a result of the Purchaser's failure to comply with its obligations under Clause 11.14 (Pre-completion Tax Computations) or 11.15 (Connect Holdings and Connect Taxes);

         12.9 in respect of any Taxation liability which arises by reason of a voluntary disclaimer by the Company after Completion of the whole or part of any allowance to which it is entitled under
                  Part 2 of the Capital Allowances Act 2001 or by reason of the revocation by the Company after Completion of any claim for Relief made (whether provisionally or otherwise) by it prior to Completion, in each case where such allowance or Relief was taken into account in, or in computing a provision for Taxation in, the MYL Accounts;

         12.10 to the extent that such Taxation liability arises or is increased as a result of the making or amendment of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing by the Purchaser, the Company or any of the Project Companies under the provisions of any enactment or regulation relating to Taxation after Completion (other than one the making, giving or doing of which was taken into account in computing any provision for Tax in the Accounts or the MYL Accounts);

         12.11 to the extent that such Taxation liability would not have arisen but for, or has been increased by, the failure or omission on the part of the Company or any MYL Group Company to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any such thing, or to submit any Tax Return required to be submitted by them, that was (a) taken into account in determining any provision or liability for Tax in the Accounts or MYL Accounts and (b) notified to the Purchaser by the Vendor within a reasonable time that would allow the Purchaser to correct such omission or failure;

         12.12 to the extent that any income, profits or gains, not being deemed income, profits or gains, (and for these purposes deemed income shall include income that is paid before the Accounts Date but accrues, for Tax purposes, after the Accounts Date) to which that Taxation liability is attributable were actually earned or received by or actually accrue to the Company but were not reflected in the MYL Accounts;

         12.13 to the extent that recovery has been made in respect of the same subject matter elsewhere in this Agreement; or

         12.14 to the extent that such Taxation liability arises in respect of the receipt or payment by MYL of the aggregate cash distribution (including interest payment, dividend payment, director fees or any other cash distribution) to be made on or around 30 September 2004 by Connect and Connect Holdings to the Company.

                                   SCHEDULE 5
                             COMPLETION OBLIGATIONS

PART A - VENDOR'S OBLIGATIONS

At Completion the Vendors shall:

1 deliver to the Purchaser, transfers in respect of the Shares duly executed by the registered holders in favour of the Purchaser (or such person as the Purchaser may nominate in writing not less than five Business Days prior to Completion) and share certificates for the Shares in the name of the relevant transferors (or an express indemnity in a form reasonably satisfactory to the Purchaser in the case of any certificate found to be missing) and any power of attorney under which any transfer is executed on behalf of the Vendor or nominee;

2 deliver to the Purchaser such waivers or consents as the Purchaser may require to enable the Purchaser or its nominee to be registered as holder of the Shares, including the waiver of BB's pre-emption rights under Clause 11A of the Shareholders' Agreement;

3 procure that the following documents in the agreed terms are executed and delivered to the Purchaser's Solicitors:-

         (i)      Shareholders' Agreement Novation duly executed by the Vendor;

         (ii)     Secondment Agreement Novation duly executed by the Vendor; and

         (iii)    Release of the Parent Company Guarantee in the agreed terms.

4 deliver to the Purchaser (or to any person whom the Purchaser may nominate) (or otherwise make available in a manner reasonably acceptable to the Purchaser) such of the following as the Purchaser may require:

         (i) the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company and share certificates or other documents of title in respect of all the issued share capital of each subsidiary which is owned directly or indirectly by the Company;

         (ii) the written resignations of each of the directors and company secretary of the Company and the nominee directors of the Vendor and its Affiliates of Connect Holdings and Connect from their office as a director or secretary in the agreed terms to take effect on the date of Completion in each case acknowledging that he or she has no claim against any MYL Group Company whether for loss of office or otherwise.

         (iii) a copy of the minutes of a duly held meeting of the directors of the Vendor authorising the execution by the Vendor of the Transaction Documents to which the Vendor is party;

5        procure board meetings of each MYL Group Company to be held at which:-

         (i) in the case of the Company, it shall be resolved that the transfer relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) the Purchaser to be registered as the holder of the Shares concerned in the register of members;

         (ii) each of the persons nominated by the Purchaser (such persons to be nominated in writing not less than five Business Days prior to Completion) shall be appointed directors and/or secretary, as the case may be, such appointments to take effect on the Completion Date;

         (iii) the resignations of the directors and secretaries referred to in paragraph 3(ii) above shall be tendered and accepted;

         and the Vendor shall procure that minutes of each duly held board meeting referred to above are delivered to the Purchaser.

PART B - PURCHASER'S OBLIGATIONS

At Completion the Purchaser shall deliver to the Vendor's Solicitors:

1 The Shareholders' Agreement Novation and the Secondment Agreement Novation in the agreed terms, duly executed by the Purchaser;

2        A copy of the New Parent Guarantee to BB in the agreed terms;

3 BF Letter of Credit (as such term is defined in the EIB Facility Agreement) in favour of the European Investment Bank in the form of Annex 5 to the EIB Facility Agreement in the agreed terms;

4 Release of the letter of credit provided by MEIP in an amount of(pound)1,000,000 in respect of break costs under the EIB Facility Agreement in the agreed terms; and

5 A copy of the minutes of a duly held meeting of the directors of the Purchaser authorising the execution by the Purchaser of the Transaction Documents to which the Purchaser is a party.

                          PART C - COMPLETION DOCUMENTS

1 The Vendor and the Purchaser shall use their respective best endeavours to procure that any required third party executes the Completion Documents at or prior to Completion.

           DOCUMENT                                                            PARTIES
           --------                                                            -------
Shareholders' Agreement Novation                               Connect, Connect Holdings, MYL, MEIP, BB,
                                                               MIAL and others

Release of Parent Company Guarantee                            BB and the Vendor

New Parent Company Guarantee                                   MIAL and BB

                        DOCUMENT                                             PARTIES
                        --------                                             -------
Secondment Agreement Novation                                  Connect, MIUK, MYL, BB and MIAL

BF Letter of Credit (as such term is defined in the EIB        MIAL
Facility Agreement) in favour of the European Investment
Bank in the form of Annex 5 to the EIB Facility Agreement

Release of the Letter of Credit (as such term is defined       EIB and Vendor
in the EIB Facility Agreement) provided by MEIP in an
amount of(pound)1m in respect of break costs under the EIB
Facility Agreement

Waiver of pre-emption rights from BB                           BB and Vendor

                                   SCHEDULE 6
                           POST COMPLETION OBLIGATIONS

1        VENDOR'S OBLIGATIONS

         1.1      Secretary of State

                  1.1.1 Certified conformed copies of each amendment, release, waiver or agreement being entered into to be delivered to the Secretary of State within 15 days of being entered into pursuant to Clause 2.3.4 of the DBFO Contract.

         1.2      The Agent (pursuant to the CBFA)

                  1.2.1 Certified conformed copies of each amendment, release, waiver or agreement being entered into that are delivered to the Secretary of State (pursuant to Clause 2.3.4 of the DBFO) together with certified copies of any further Connect Documents entered into pursuant to Clauses 19.18 and 19.23 of the CBFA.

         1.3      European Investment Bank

                  1.3.1 European Investment Bank to be provided with information relating to the appointment of any consultant or information relating to the financial outcome of the Project pursuant to Clause 8.2(e) of the EIB Facility Agreement.

         1.4      European Investment Fund

                  1.4.1 European Investment Fund to be provided with information relating to the financial outcome of the Project pursuant to Clause 8.2(f) of the EIF Facility Agreement.

                                TABLE OF CONTENTS

1        Interpretation................................      1

2        Agreement to Sell the Shares..................      7

3        Consideration.................................      7

4        Debt Repayment................................     11

5        Conditions....................................     11

6        Action Pending Completion.....................     12

7        Completion....................................     14

8        Obligations after Completion..................     15

9        Warranties....................................     15

10       Entire Agreement and Remedies.................     17

11       Other Provisions..............................     17

Schedule 1 Company Details.............................     26

Schedule 2 Conditions Precedent........................     28

Schedule 3 Warranties..................................     30

Schedule 4 Limitation of Liability.....................     43

Schedule 5 Completion Obligations......................     49

Schedule 6 Post Completion Obligations.................     52

Schedule 7 Disclosed Information.......................     53